                                                                 EXHIBIT 1(5)(i)

Guaranteed Insurability Rider

Benefit - You may, without providing evidence of insurability, buy a new policy on the life of the insured on each option date shown in the Policy Specification pages. To do this, you must make a written request on a form we provide, and you must pay the initial premium for the new policy:

- while this rider is in effect:

- during the insured's lifetime:  and

- within 31 days of the option date.

Advance of Option Dates - You may advance the next available option date to any date you state following the insured's marriage or the birth of any child of the insured. Birth includes legal adoption. The date you state will be an option date and will replace and cancel the option date so advanced.

New Policy - The amount of insurance on the new policy may not exceed the maximum shown on the Policy Specifications pages.

The new policy will be dated on the option date. It will take effect on that date, if the insured is then living and the first premium is paid.

The new policy will be on any plan of insurance we regularly issue on the option date. It will be issued in the same underwriting class and contain the same restrictions, if any, as apply to this policy. It will be issued at our published premium rates which apply at the insured's age on the new policy's date.

Riders, whether or not included in this policy, will not be included in the new policy without our consent at the time.

Insurance Charges - Insurance Charges for this rider are shown in the Policy Specifications pages.

Effective Date - This rider is effective on the policy date unless otherwise stated hereon. This rider will terminate:

- on your written request: or

- on lapse or termination of this policy: or

- 31 days after the last option date.

General Conditions - This rider is part of the policy to which it is attached. As applied to this rider, the periods stated in this policy's Incontestability and Suicide provisions will start with this rider's effective date. All terms of this policy which do not conflict with this rider's terms apply to this rider.

Pacific Life Insurance Company


Thomas C Sutton                           Audrey L. Milfs
Chairman and Chief Executive Officer      Secretary

R93-GI